Exhibit (c)(7)
445 Park Avenue New York, NY 10022 (212) 371-8300 One Post Office Square Boston, MA 02109 (617) 457-0900 3000 Sand Hill Road Menlo Park, CA 94025 (650) 854-9111 One Ferry Building San Francisco, CA 94111 (415) 262-4860 Materials for Discussion January 24, 2005

Table of Contents Section 1 Strategic Alternatives Section 2 Sipura Financial Overview Section 3 Summary Term Sheet Section 4 Section 5 Section 6 Section 7 Section 8 Section 9 Section 10 VoIP Overview Preliminary Timetables Merger Model I - Merger with No Share Repurchase Merger Model II - Merger with Share Repurchase Selected Public Comparable Companies NewCo Financial Alternatives Comparable Valuation Analysis

Strategic Alternatives

Vialta Alternatives Liquidation Merger with Sipura Go Private Continue as currently constituted

Sipura Financial Overview

Sipura Balance Sheet

Sipura Summary Income Statements

Capital Structure & Ownership

Summary Sipura Term Sheet

Summary Sipura Term Sheet The proposed transaction contemplates the acquisition of Sipura by Vialta In the Merger, Vialta would acquire 100% of the outstanding shares and options of the capital stock of Sipura, in exchange for the Purchase Consideration, consisting of shares of Vialta common stock To effect the Merger, Vialta would issue shares to Sipura equivalent to 2.5 shares for each Vialta share and share equivalent Simultaneously with the Merger, Vialta shareholders will be given the option to tender their shares to receive the board-determined liquidation value (assumed in this analysis to be $0.30 per share) in cash A reverse stock split may be advisable, either just before or simultaneously with the Merger.

VoIP Overview

VoIP Overview The VoIP market remains a very fragmented space with many different systems being built to target wireline/wireless service providers, large enterprises, SMBs and consumers World's telephone networks still in the early stages of a major transformation to VoIP-based networks Deployment benefits of packetized voice have been proven to service providers and businesses, which will lead to an accelerated migration going forward Consumers are seeing rollouts of low-cost VoIP-based services from carriers and cable MSOs that are built around new broadband customer premise equipment systems with voice ports integrated into the designs or as an ad hoc analog terminal adapter Adoption of high-density media gateways and softswitches remains a major trend to follow, especially to enable lower-cost voice transport over an IP backbone According to IDC, softswitch and media gateway sales are projected to grow from $1.35 billion in 2004 to $9.27 billion in 2009, a CAGR of 47%. For enterprises, IP PBX and IP phone demand continues to grow as older TDM- centric PBSx and key systems are being replaced to support VoIP technologies. In the home, consumers will also drive significant use of VoIP technology within cable modems, xDSL and terminal adapters

IP Telephones Overview According to an IDC survey, IP telephones in the United States are in use by between 5.9% and 6.4% of U.S. workers IDC estimates the total worldwide IP telephone installed base at over 5 million, of which 60% or more are installed in the United States While most current sales are based on proprietary protocols such as Cisco's Skinny, and the rest are based on the H.323 standard, IDC expects increasing stress on the session initiation protocol (SIP). According to a recent IDC survey Cisco and Avaya are the market share leaders with 45% and 28%, respectively IDC expects the trend of increasing sales of IP telephones to continue and broaden out from its current geographic focus, mainly in North America, to Western Europe and Asia/Pacific.

Preliminary Timetables

Preliminary Timetable I - Go Private

Preliminary Timetable II - Merger, SarbOx, Follow-on

Merger Model - Scenario I Merger with No Share Repurchase

Transaction Summary

Transaction Assumptions Share Repurchase Assumptions Other Assumptions

Pro Forma Income Statement - 2005

Pro Forma Balance Sheet and Contribution Analysis

Income Statement Contribution Analysis - 2004

Income Statement Contribution Analysis - 2005

Merger Model - Scenario II Merger with Share Repurchase

Transaction Summary

Transaction Assumptions Share Repurchase Assumptions Other Assumptions

Pro Forma Income Statement - 2005

Pro Forma Balance Sheet and Contribution Analysis

Income Statement Contribution Analysis - 2004

Income Statement Contribution Analysis - 2005

Ownership Matrix

Comparable Public Company Analysis

Comparable Public Company Analysis

8x8, Inc. - Overview Status: Public (NASDAQ: EGHT) Headquarters: Santa Clara, CA Employees: 44 URL: www.8x8.com Management: Bryan Martin (Chairman & CEO) Dr. Barry Andrews (Pres. & Director) James Sullivan (CFO) Recent News: 01/06/05: Packet8 Virtual Office Small Business VoIP System Ready for Retail Shelves 12/02/04: Packet8 VoIP Offerings Now Available at Voxilla.com 11/30/04: 8x8 Signs Agreement with D&H Distributing for Packet8 VoIP 11/10/04: 8x8 Expands Distribution Channel for Packet8 VoIP Services Through Partnership with Escape International Business Snapshot: Company Overview Selected Financial Data

8x8, Inc. - Overview (cont'd) Products / Services

8x8, Inc. - LTM Stock Performance

8x8, Inc. - 5 Year Stock Performance

8x8, Inc. - LTM Trading Volume Histogram

Comparable M&A Transaction Analysis

Vialta / Sipura Valuation Analysis

NewCo Financial Alternatives

NewCo Financial Alternatives Grow organically Grow organically and add acquisitions Achieve reasonable valuation and sell company Relist on NASDAQ NMS Effect 10:1 or greater reverse stock split Subsequent equity offering: Further liquidity for VLTA shareholders Capital for growth and acquisitions

NASDAQ Small Cap Listing Requirements Requirements Initial Listing Continued Listing Stockholders' equity OR Market value of listed securities OR Net income from continuing operations (in latest fiscal year or 2 of the last 3 fiscal years) $5 million OR $50 million OR $750,000 $2.5 million OR $35 million OR $500,000 Publicly held shares 1 million 500,000 Market value of publicly held shares $5 million $1 million Minimum bid price $4 $1 Shareholders (round lot holders) 300 300 Market makers 3 2 Operating history OR Market value of listed securities 1 year OR $50 million N/A Corporate governance Yes Yes

Comparable Valuation Analysis

Liquidation Analysis

Cenuco / Viseon Offers Valuation of Cenuco and Viseon offer previously received and prior to withdrawal of the offers